PROSPECTUS SUPPLEMENT NO.7  DATED SEPTEMBER 18, 1997        Pursuant to
(TO PROSPECTUS DATED SEPTEMBER 26, 1996)                 Rule 424(b)(3)
                                                     Reg. No. 333-11927



                              $115,000,000

                         POGO PRODUCING COMPANY

           5-1/2% Convertible Subordinated Notes due June 15, 2006
                                   and
             such Shares of Common Stock, par value $1 per share,
                   as are Issuable Upon Conversion Thereof

         The following beneficial owner of 5-1/2% Convertible Subordinated Notes due June 15, 1996 (the "Notes") of Pogo Producing Company (the "Company") has indicated that it wishes to register additional Notes which it has acquired in transactions exempt from the Securities Act of 1933, as amended, and has requested that the Company file a Prospectus Supplement updating the amount of of Notes which it holds and may offer for resale pursuant to the prospectus, as supplemented hereby. The information concerning such Selling Holder has been provided to the Company by such Selling Holder.

                                AGGREGATE ADDITIONAL    NUMBER OF SHARES OF
                               AMOUNT OF NOTES OWNED    COMMON STOCK OWNED
                               BY THE SELLING HOLDER   BY THE SELLING HOLDER
                               AND WHICH ARE OFFERED   AND WHICH ARE OFFERED
NAME OF SELLING HOLDER                HEREBY                 HEREBY(11j)

Vanguard Convertible
  Securities Fund, Inc.           $    335,000(11c)              7,941
                                   -----------               ---------

          In addition, the following beneficial owners of Notes have indicated that they wish to register Notes that they have acquired in transactions exempt from the Securities Act of 1933, as amended and desire that the Company file a Prospectus Supplement naming them as Selling
Holders in the prospectus, as supplemented hereby. Information contained in this supplement concerning each Selling Holder was provided to the Company by such Selling Holders.

                               AGGREGATE PRINCIPAL      NUMBER OF SHARES OF
                               AMOUNT OF NOTES OWNED    COMMON STOCK OWNED BY
                               BY THE SELLING HOLDER    THE SELLING HOLDER AND
                               AND WHICH ARE OFFERED     WHICH ARE OFFERED
     NAME OF SELLING HOLDER          HEREBY                   HEREBY(11j)

Hughes Aircraft Company
  Master Retirement Trust         $    810,000(11o)             19,201

OCM Convertible Limited
  Partnership                           70,000(11o)              1,659

Partner Reinsurance Company
  Ltd.                                 180,000(11o)              4,266

    SUBTOTAL (This Supplement)....   1,395,000                  33,067
                                   -----------               ---------
    SUBTOTAL (All named Selling
     (Holders Through the date of
     this Prospectus Supplement).. 104,956,000               2,487,971
                                   -----------               ---------
Remaining unnamed holders of Notes
  or any future transferees,
  pledgees, donees or successors of
  or from any such unnamed holder
  after giving effect to this
  Supplement to the Prospectus(15)  10,044,000                 238,094(16)
                                   -----------               ---------
    TOTAL.................        $115,000,000               2,726,065
                                   ===========               =========
___________________________
(11j) Unless otherwise noted, the nature of the beneficial ownership is sole voting and/or investment power. Common Stock ownership assumes as the conversion price, the initial conversion price of $42.185 per share of Common Stock (equivalent to a conversion rate of approximately
      23.7051 shares per $1000 principal amount of Notes), and a cash payment in lieu of any fractional share interest. Unless otherwise noted, no Selling Holder reported owning any shares of Common Stock other than those into which the Notes were convertible.

(11c) The information with respect to this Selling Holder is true and complete as of September 11, 1997. This Selling Holder was already named in the Prospectus and has provided additional information increasing the amount of Notes and number of shares of Common Stock which are offered hereby by the respective amounts shown herein.

(11o) The information with respect to this Selling Holder is true and complete as of September 12, 1997.

(15) No such holder may offer Securities pursuant to the Registration Statement of which this Prospectus forms a part until such holder is included as a Selling Holder in a supplement to this Prospectus in accordance with the Registration Rights Agreement.

(16) Assumes that the unnamed holders of Notes or any future transferees, pledgees, donees or successors of or from any such unnamed holder does or do not beneficially own any Common Stock other than Common Stock issuable upon conversion of the Notes at the initial conversion rate set forth above.


        Additional Selling Holders or other information concerning the Selling Holders listed above may be set forth in subsequent Prospectus Supplements from time to time.


Date of this Supplement is:  September 18, 1997